EXHIBIT 99.1

Cook Named to Camco Financial and Advantage Bank Board of Directors

CAMBRIDGE, Ohio, Aug. 30, 2012 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), parent company of Advantage Bank, has announced the appointment of Norman G. Cook to the Board of Directors of Camco and Advantage Bank. James E. Huston, President and CEO of Camco and Advantage Bank, made the announcement.

Cook is currently the President of Sports Imports of Columbus, Ohio.  He has also worked as an Organizational Consultant and served as Executive Director of Heritage and the Cushman Foundation.  Prior to joining Heritage and the Cushman Foundation, Cook led the Institutional Investment Group of Banc One.

Cook earned a Bachelor of Business Administration in Finance and Marketing at Grand Valley State University in Allendale, Michigan.  He served on Banc One Investment Advisors' Board of Directors, Bank One Investment Policy Committee, Investment Management Group Risk & Policy Committee, Bank One Trust Company Board of Directors and One Group Asset Management (Ireland Ltd) Board, YFC Board of Directors and Cushman Foundation Board of Directors.  He resides in Lewis Center, Ohio.

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices.

Additional information about Camco Financial Corporation may be found on Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT: James E. Huston, CEO
         Phone: 740-435-2020